UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 20, 2005

(Date of earliest event reported)

McDATA Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-31257	84-1421844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Interlocken Crescent, Broomfield, Colorado 80021

(Address of principal executive offices, including Zip Code)

(720) 558-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement.

On June 20, 2005, McDATA Corporation (the “Company”) and Solectron Corporation (“Solectron”), entered into amendment number three (“Amendment No. 3”) to the Manufacture and Purchase Agreement dated as of June 25, 2002, as previously amended on December 16, 2003 and June 13, 2005 (the “Manufacture Agreement”).  The Manufacture Agreement, among other things, provides that Solectron will act as the contract manufacturer for certain product lines of the Company, including the Sphereon Fabric Switches, Eclipse Routers and other products acquired by the Company through the acquisition of Computer Network Technology Corporation (“CNT”).  The Manufacture Agreement and Amendment No. 3 contain customary terms and conditions, including provisions relating to order processing and forecasting, product warranties, confidentiality, indemnification, and inventory management. Copies of the Manufacture Agreement and Amendment No. 3 in redacted form are attached hereto as Exhibit 99.1. The descriptions of the Manufacture Agreement and Amendment No. 3 are qualified in their entirety by reference to the text of the Manufacture Agreement and Amendment No. 3.

ITEM 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2005, the Company announced that Ernest J. Sampias, the Senior Vice President of Finance and Chief Financial Officer for the Company, would be leaving the Company on August 2, 2005.  Scott A. Berman, the current Vice President of Integration and Vice President of Finance and Treasurer for the Company will be appointed as the Company’s Senior Vice President of Finance and Chief Financial Officer. Scott A. Berman, Age 44, has been the Vice President of Integration since January 2005, and also the Vice President of Finance and Treasurer since December 2002.  In addition to leading the team responsible for the integration of CNT, Mr. Berman has also had responsibility for a number of finance functions, including treasury, capital markets, tax, credit and collections, facilities, and infrastructure services.  Mr. Berman has also been jointly responsible for merger and acquisition activities for the Company.  Prior to joining McDATA, Mr. Berman was the Senior Vice President and Treasurer of Qwest Communications International, Inc. (Qwest) from October 2000 to August 2002, and vice president and assistant treasurer from July 2000 to October 2000.  Prior to the acquisition of U S WEST by Qwest in June 2000, Mr. Berman held a variety of positions at AT&T Bell Laboratories and U S WEST, including member of technical staff, technical director, director of market development, director of capital markets, and executive director of treasury services.  Mr. Berman received a Bachelor of Science degree in Computer Engineering in 1982, and a Master of Science degree in Computer Engineering in 1983, both from the University of Michigan.  Mr. Berman also received an MBA degree from the Harvard Business School in 1998.

Mr. Sampias will work closely with the senior management team and Mr. Berman to provide for a smooth transition of his duties.  Mr. Sampias left under the terms of his Amended and Restated

Executive Severance Agreement, a form of which has been previously filed with the SEC.  The Company and Mr. Sampias confirmed that there were no disagreements between them regarding the Company’s operations or its financial reporting.

On June 23, 2005, the Company also announced that Jean M. Becker, the Senior Vice President of Engineering for the Company, has given notice that she will be resigning her position once a replacement is found.  The Company is in the process of an executive search for a replacement.  It is anticipated that Ms. Becker would depart no later than September 30, 2005.  Ms. Becker will be provided with a six-month severance benefit for agreeing to continue in her position for the transitional period.

ITEM 8.01 – Other Events.

On June 20, 2005, Company entered into a series of agreements with Solectron USA, Inc. (“Solectron USA”) to sell and transfer certain assets of the former CNT Lumberton, New Jersey manufacturing operations to Solectron and Solectron USA (the “Lumberton Outsourcing Transaction”).  The Lumberton Outsourcing Transaction consists of (a) the transfer of tangible assets, such as equipment related to the manufacturing operations, to Solectron USA for approximately $1.5 million, (b) the assumption by Solectron of a certain lease obligation related to the facility in Lumberton, New Jersey and a sublicense back to the Company of certain non-manufacturing floor space at the facility, (c) the transfer of approximately 123 Company employees to Solectron USA and (d) the payment of $3 million in installments over the next 330 days by the Company to Solectron USA in partial consideration for the associated restructuring costs to be incurred by Solectron and Solectron USA.  The Lumberton Outsourcing Transaction contains other customary terms and conditions, including certain conditions which must be satisfied or waived prior to the closing of the transaction.

ITEM 9.01 - Financial Statements and Exhibits.

(c)           Exhibits.

99.1         Manufacture and Purchase Agreement dated as of June 25, 2002, between the Company and Solectron, as amended on December 16, 2003, June 13, 2005 and June 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDATA CORPORATION

By:	/s/ THOMAS O. McGIMPSEY
Thomas O. McGimpsey
Vice President and General Counsel

Dated: June 23, 2005